Back to Contents

Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Pre-effective Amendment No. 7 to Registration Statement No. 333-101583 on Form F-3 of our report dated April 14, 2004, except as to Note 2 which is as of December 7, 2004, relating to the financial statements of Crystallex International Corporation appearing in the Report of Foreign Private Issuer on Form 6-K of Crystallex International Corporation, which was filed with the SEC on March 9, 2005, and in the amendment #4 to the Annual Report on Form 20-F, and to the reference to us under the heading “Experts” in the prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants

Toronto, Ontario
March 18, 2005